Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts”, “Our Summary Consolidated Financial and Operating Data”, “Selected Consolidated Financial and Operating Data” and to the use of our report dated August 28, 2007 in the Registration Statement (Form F-1) and related Prospectus of Xinyuan Real Estate Co., Ltd. for the registration of its common shares.

Shanghai, PRC

November 14, 2007